NorthQuest Capital Fund, Inc.
                                16 Rimwood Lane
                             Colts Neck, NJ  07722


             Management Statement Regarding Compliance With Certain
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                Provisions of the Investment Company Act of 1940
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We, as members of management of The NorthQuest Capital Fund, Inc. (the
"Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 6, 2004 and from January 1, 2004 through October 6, 2004.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 6, 2004 and from January 1, 2004 through October 6, 2004 with respect to securities reflected in the investment account of the Company.

The NorthQuest Capital Fund, Inc.

By:


/s/ Peter J. Lencki
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 Peter J. Lencki
 President